Exhibit 99.1

Stock Yards Bancorp Raises Its Quarterly Cash Dividend to $0.23 Per Share, Representing the Second Increase This Year and the Sixth Increase Over the Past Four Years

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 19, 2014--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has voted to increase the Company's quarterly cash dividend $0.01 or approximately 5% to $0.23 per common share. The new rate will go into effect with the next payment on December 31, 2014, to stockholders of record as of December 15, 2014. This represents the second time the Company has raised its dividend this year, reflecting a cumulative increase of approximately 10% in the dividend rate.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased that Stock Yards Bank's strong operating performance has allowed us to again raise our quarterly dividend to stockholders, as part of our efforts to steadily increase our cash payments to stockholders and maximize returns for our investors. With this increase, the second such this year and the sixth over the past four years, our dividend payments have increased more than 35% cumulatively since November 2010. Because of the Company's strong capital position and earnings growth, Stock Yards Bancorp has never reduced or suspended dividend payments since cash dividend payments were first initiated."

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $2.41 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and Treasurer and Chief Financial Officer